SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment company Act of 1940.

Romo, Jr.	Adam	E.
Last	First	Middle

509 E. Montecito Street, 2nd Floor

(Street)

Santa Barbara	CA	93103
City	State	Zip

2.        Date of Event Requiring Statement (Month/Day/Year)

           January 4, 2001

3.        IRS Identification Number of Reporting Person, if an Entity (Voluntary)

4.        Issuer Name and Ticker or Trading Symbol

           The Plastic Surgery Company                PSU

5.        Relationship of Reporting Person to Issuer (Check all applicable).

                [ ]         Director                                             [ ]        10% Owner
                [X]       Officer (give title below)                            [ ]        Other (specify below)
                            Chief Financial Officer

6.        If Amendment, Date of Original (Month/Day/Year)

7.        Individual or Joint/Group Filing (Check applicable line)

                [X]        Form Filed by One Reporting Person
                [ ]          Form Filed by More than One Reporting Person

Table I     -     Non-Derivative Securiteis Beneficially Owned

============================ == ========================== == =========================== ==== =======================
1.   Title of Security          2.   Amount of                3.   Ownership Form:             4.   Nature of
(Instr. 4)                      Securities Beneficially       Direct (D) or Indirect (I)       Indirect Beneficial
                                Owned (Instr. 4)              (Instr. 5)                       Ownership (Instr. 5)
----------------------------    --------------------------    ---------------------------      -----------------------

============================ == ========================== == =========================== ==== =======================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

(Over)

Form 3 (continued)

Table II     -     Derivative Securiteis Beneficially Owned (e.g. puts, calls, warrants, options, convertible securiteis)

===================================================================================================================================
1.  Title of              2.  Date                 3.   Title and           4.               5. Ownership      6.  Nature of
Derivative Security       Exer-cisable and         Amount Underlying        Conversion       Form of           Indirect
(Instr. 4)                Expiration Date          Derivative Security      or Exercise      Derivative        Beneficial
                          (Month/Date/Year)        (Instr. 4)               Price of         Security:         Ownership
                                                                            Derivative       Direct (D)        (Instr. 5)
                          Date         Exer-                   Amount       Security         or Indirect
                          Expir-       ciable                  or Number                    (I) (Instr. 5)
                          ation         Date       Title       of Shares
                          Date
-----------------------  -------     -------     -------------------------  --------------   ---------------    ---------------
Common Stock               *            *        Common Stock   100,000      $1.875             D

===================================================================================================================================

Explanation of Reponses:

*          Vested 25,000 shares annually beginning 1/4/02, 1/4/03, 1/4/04 and 1/5/04.

Date: January 17, 2001
By:/s/ Adam E. Romo, Jr.
**Signature of Reporting Person

**International misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.